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                                BAAN COMPANY N.V.

                                   EXHIBIT A -
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                            THREE MONTHS ENDED
                                                                MARCH 31,
                                                          1997             1996
                                                        -------          -------
Primary (i)

Weighted average common shares
      outstanding ............................           90,361           86,635
Dilutive stock options .......................            7,311            6,869
                                                        -------          -------
                                                         97,672           93,504
                                                        =======          =======


Net income ...................................          $12,317          $ 4,331
                                                        =======          =======

Net income per share .........................          $  0.13          $  0.05
                                                        =======          =======






(i) The difference between primary and fully diluted earnings per share is immaterial.














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